UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAX BIOFUELS, INC.
(Exact Name of Registrant as Specified in our Charter)

DELAWARE	2992	98-0543691
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. No.)

1278 LAUREL ROAD
NORTH SAANICH, B.C., CANADA V8L 5K8
(250) 655 - 3776
(Address and telephone number of principal executive office)

Agents and Corporations, Inc.
1201 Orange Street - Suite 600
Wilmington, DE 19801
800-759-2248
(Name, address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Gersten Savage LLP
David E. Danovitch, Esq.
600 Lexington Avenue
New York, NY 10022-6018

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering	Amount of Registration Fee(2)
Common stock of the registrant, par value $.001 per share(3)	1,013,000	$0.10	$101,300	$3.11
(1)	There are also being registered such indeterminable additional securities as may be issued by reason of stock splits, stock dividends and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act.
(3)	Represents shares of our common stock being registered for the benefit of the holders.

We will not receive proceeds from the resale of shares of common stock by the selling stockholders.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2007

PAX BIOFUELS, INC.

Up to 1,013,000

Shares of Common Stock

This prospectus relates to the resale by certain selling stockholders of up to 1,013,000 shares of our common stock, $.001 par value. The selling stockholders will offer and sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices.

We will not receive any of the proceeds from shares sold by selling stockholders. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold. The shares offered by the selling stockholders will be sold at $0.10 per share until our shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling stockholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE “RISK FACTORS” DETAILED ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September _, 2007

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

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GENERAL

As used in this Prospectus, references to “the Company,” “Pax Biofuels,” “we,” “our,” “ours” and “us” refer to Pax Biofuels, Inc., unless otherwise indicated. In addition, references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus.

WHERE YOU CAN FIND US

Our principal executive office is located at 1278 Laurel Road, North Saanich, B.C., Canada. Our telephone number is (250) 655-3776. Our facsimile number is (775) 255-4528. Our website address is http://paxbiofuels.com.

CORPORATE BACKGROUND

Pax Biofuels, Inc. was incorporated in the state of Delaware on February 5, 2007.

Our Business

We are a development-stage company with no prior operating history. We intend to be in the business of producing and distributing biodiesel fuel. We intend to construct and operate a 30,000 metric ton per year biodiesel processing plant to be fed with a rapeseed oil crushing plant which we also intend to construct and operate. Our plant will be located in Serbia, formerly part of Yugoslavia. We do not expect to generate any revenue until we begin operating the proposed biodiesel plant.

We anticipate that our primary source of revenue will be the sale of biodiesel, both in blended and unblended forms with petroleum-based diesel fuel. We intend to produce and sell biodiesel fuel primarily to wholesalers who purchase pure biodiesel (known as B100) or blended fuel such as B20 (which is a blend of 20 percent biodiesel, and petrodiesel). Our sales will be dependent on the volume and price of the biodiesel fuel we sell in the future. The selling prices we realize in the future for our biodiesel will be closely linked to market prices of petroleum-based diesel fuel, the supply and demand for biodiesel, as well as the tax incentives offered by governments of Serbia and other European countries for the production and blending of alternative fuels.

Our gross margin is driven by the cost of feedstock (primarily rapeseed oil) and other chemical inputs used in our production of biodiesel fuel. We will initially purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. Our profit margins and financial condition are significantly affected by the cost and supply of rapeseed oil feedstock and other inputs in the commodity markets.

As of the date of this registration statement, we have taken the following steps to implement our business plan:

•
Conducted extensive research on the biodiesel markets, costing analyses for capital expenditure requirements, budget projections for operational costs and analysis of requirements for raw material supply and sale of by-products such as glycerin and meal.

•	Met with representatives of potential buyers to establish relationships and determine their requirements.

•	Took three trips to Serbia to establish offices and form relationships with government agencies.

•	Established contacts with sources of financing for plant construction.

•	Engaged local management expertise for our Serbian operations.

Summary Financial Data

The following unaudited summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data

April 30, 2007
Assets	$1,685
Liabilities	18,555
Issuance of common stock	10,663
Additional paid-in capital	65,637
Subscription receivable	(53,670)
Deficit accumulated during the development stage	(39,500)

Statement of Operations

February 5, 2007 (Inception) to April 30, 2007
Expenses and Net loss	$39,500

THE OFFERING

SHARES OF COMMON STOCK OUTSTANDING PRIOR TO OFFERING

10,713,000 shares, $0.001 par value.

COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to the resale by certain selling stockholders of an aggregate of up to 1,013,000 shares of common stock.

The selling stockholders may offer to sell the shares of common stock being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees, including legal, accounting and miscellaneous fees incurred of approximately $75,000 in registering the shares offered by this Prospectus. Selling stockholders will pay no offering expenses.

USE OF PROCEEDS

We will not receive proceeds from the resale of shares of common stock by the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be made only after careful consideration of the significant risk factors that may affect us. Such risks include special risks concerning us and our business. See “Risk Factors.”

RISK FACTORS

You should carefully consider the risks described below before buying common stock offered in this Offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses and cannot assure you that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

Risks Related to Our Business

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR FINANCIAL POSITION AND OUR BUSINESS PLAN.

We are a development stage company with no operating history. We have not generated any revenues. Accordingly, there is no operating history by which you may evaluate the likelihood of our success or our ability to exist as a going concern. We may not be able to generate sufficient revenues to become profitable. In addition, we may never secure the funding necessary to begin or complete construction of our biodiesel production facilities and our facilities may never commence significant operations. We have no agreements, commitments or understandings to secure this funding. If we do complete the construction of our biodiesel production facility, we may not be able to generate sufficient revenues to become profitable.

WE HAVE LIMITED EXPERIENCE IN THE BIODIESEL INDUSTRY, WHICH INCREASES THE RISK OF OUR INABILITY TO BUILD AND OPERATE THE BIODIESEL PLANT.

We have limited experience in the biodiesel industry. We do not currently own or operate any biodiesel facilities. We have no experience in constructing or operating a biodiesel plant. We are presently, and will likely continue to be for some time, able to rely only upon our initial directors for assistance in executing our business plan. While these individuals are highly experienced in business generally and in doing business in Serbia, they have limited experience in organizing and building a biodiesel plant and in the biodiesel industry. In addition, our directors are presently engaged in other businesses and other activities that impose substantial demands on their time and attention.

REGULATIONS CONCERNING BIODIESEL PRODUCTION IN EUROPE MAY BE ELIMINATED IN THE FUTURE, WHICH COULD HINDER OUR ABILITY TO OPERATE AT A PROFIT.

Growth and demand for biodiesel in Europe is being driven primarily by the European Union directive requiring a 5.75% biodiesel participation rate by 2010. This participation rate means that diesel fuel sold in the European Union must contain at least 5.75% biodiesel. Demand for biodiesel may decline if this policy changes or is discontinued. In addition, a significant long-term fall in the rate of excise or duties levied on petrodiesel would impact affect the competitiveness and viability of biodiesel which would significantly impact our ability to generate revenues.

WE REQUIRE A SIGNIFICANT AMOUNT OF ADDITIONAL CAPITAL TO COMPLETE THE DEVELOPMENT AND COMPLETION OF THE PLANT DESCRIBED IN THIS PROSPECTUS, WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS OR AT ALL.

We will require additional capital to fund our business and development plan, including the construction of our biodiesel plant. Based on our internal estimates, we believe that depending on the size and location of a biodiesel plant, the cost to develop and construct the proposed plant ranges between $5 and $50 million. In addition, once our plant has been constructed, we will have to fund the start-up operations of the plant until, if ever, the plant generates sufficient cash flow from its operations. We may also encounter unforeseen costs that could also require us to seek additional capital.

Accordingly, we expect to seek to raise additional capital in the form of debt and/or equity financing. The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding would prevent us from constructing our biodiesel plant. We have not yet identified the sources for the additional financing we require and we do not have commitments from any third parties to provide this financing. We may not succeed in raising the necessary capital or in negotiating and obtaining initial (or even if we receive initial) additional and acceptable financing. Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control. We might not be able to obtain required working capital, the need for which is substantial given our business and development plan. The terms of any future debt or equity funding that we may obtain may be unfavorable to us and to our stockholders.

WE WILL BE DEPENDENT ON THIRD PARTIES FOR EXPERTISE IN THE DESIGN AND CONSTRUCTION OF THE BIODIESEL PLANT AND ANY LOSS OR IMPAIRMENT OF THESE RELATIONSHIPS COULD CAUSE DELAY AND ADDED EXPENSE.

The number of engineering and construction firms in Europe with the necessary expertise to design and build a biodiesel plant and their available capacity is limited. We will be dependent on existing or yet to be established relationships with third parties for engineering and construction expertise. Any loss of, or damage to, these relationships, particularly during the construction and start-up period for the plant(s), may significantly delay or even prevent us from commencing operations at additional facilities and result in the failure of our business. The time and expense of locating new consultants and contractors could result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce the development schedule and will likely have a negative impact on our ability to generate revenue and profitability and significantly damage our competitive position in the biodiesel industry.

WE CURRENTLY HAVE NO BINDING DEFINITIVE CONSTRUCTION AGREEMENTS AND OUR INABILITY TO OBTAIN SUCH AGREEMENTS, OR TO OBTAIN SUCH AGREEMENTS ON FAVORABLE TERMS, COULD HINDER OUR ABILITY TO BUILD THE BIODIESEL PLANT.

We will be highly dependent upon contractors to design and build our biodiesel plant, but we have not signed definitive binding construction agreements with any such consultants or third parties. We have not yet negotiated or executed definitive design-build agreements with any party and there is no assurance that such agreements will be executed in a timely manner or at all. If we do not execute definitive, binding design-build agreements with third parties, or if any such third party terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor.

If we fail to finalize critical agreements with third parties, such as design-build agreements, biodiesel marketing agreements, and utility supply agreements, or the terms of such critical agreements are unfavorable compared to what we currently anticipate, our projects may fail or be harmed in ways that could hinder our ability to operate profitably.

This prospectus makes reference to documents or agreements that are not yet finalized or executed, and plans that have not been implemented. In some instances the negotiations with respect to such documents or agreements have not started or are in the very early stages and the documents themselves are not even in draft form. We may be unable to finalize and enter into these critical agreements or the definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions currently expected by us. These proposed agreements, documents, plans or proposals may not materialize or, if they do, may not allow us to operate profitably.

WE MAY DEPEND ON OTHERS FOR SALES OF OUR BIODIESEL, WHICH MAY PLACE US AT A COMPETITIVE DISADVANTAGE AND REDUCE PROFITABILITY.

We expect to hire third-party marketing firms to market some or all of the biodiesel which we intend to produce. As a result, we expect to be critically dependent on any biodiesel marketing firm that we engage. There is no assurance that we will be able to enter into contracts with any biodiesel broker on terms that are favorable to us. If the biodiesel broker breaches the contract or does not have the ability to market all of the biodiesel we produce, we may not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our biodiesel may place us at a competitive disadvantage. Our failure to sell all of our biodiesel may result in less income from sales, reducing our revenue stream.

OUR LACK OF BUSINESS DIVERSIFICATION COULD HAVE A NEGATIVE IMPACT ON OUR FINANCIAL PERFORMANCE IF WE DO NOT GENERATE REVENUE FROM OUR PRIMARY PRODUCTS OR SUCH REVENUES DECREASE.

We expect that our business will consist of biodiesel production and sales. We currently have no other lines of business or other sources of revenue. Our lack of business diversification could cause us to be unable to generate revenues by the production and sales of biodiesel since we do not have any other lines of business or alternative revenue sources.

SKILLED TECHNICAL AND MANAGERIAL PERSONNEL MAY BE DIFFICULT TO RETAIN.

We anticipate that we will hire a manager for our proposed production plant with experience in the biodiesel industry and operating a production plant similar to the proposed plant. However, we may not be successful in attracting or retaining such an individual because of the competitive market as new plants are constructed and the limited number of individuals with expertise in the area. In addition, we may have difficulty in attracting other competent personnel to relocate to Serbia in the event that such personnel are not available locally. Our failure to attract and retain such individuals could limit or eliminate any profit that we might make and could result in our failure. If we fail to attract and retain such individuals, you could lose all or a substantial part of your investment in us.

INCREASES IN SITE OR PLANT CONSTRUCTION COSTS MAY RESULT IN COST OVERRUNS, WHICH WILL NEGATIVELY IMPACT OUR FINANCIAL POSITION AND FUTURE FINANCIAL RESULTS.

We anticipate that third-party contractors will construct our plant for a fixed contract price, based on the plans and specifications in the anticipated design-build agreements. The estimated cost of constructing a biodiesel production plant is based on management’s best estimates, and there is no assurance that the final cost of this plan will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Shortages of steel, concrete or other building materials or labor could affect the final cost and final completion date of this project. In addition, specific site conditions at the plant site may increase construction costs. Any significant increase in the estimated construction cost of the plant could require us to raise additional capital.

CONSTRUCTION DELAYS OR DEFECTS COULD RESULT IN DELAYS IN INCREASING OUR PRODUCTION AND SALE OF BIODIESEL AND NEGATIVELY AFFECT OUR OPERATIONS AND FINANCIAL PERFORMANCE.

Construction projects often involve delays for numerous reasons including delays in obtaining permits, delays due to weather conditions, or other events. Also, any changes in political administrations at the federal, state or local level that result in policy changes towards biodiesel could also cause construction and/or operation delays. If it takes us longer than we anticipate to construct any plant, our ability to generate revenues could be impaired. In addition, there can be no assurance that defects in materials and/or workmanship will not occur. Such defects could delay the commencement of enhanced capacity operations of the plant or cause us to halt or discontinue the plant’s operation or reduce the intended production capacity. Halting or discontinuing plant operations could delay our ability to generate revenues.

OUR PLANT SITE MAY HAVE UNKNOWN ENVIRONMENTAL PROBLEMS THAT COULD BE EXPENSIVE AND TIME CONSUMING TO CORRECT WHICH MAY DELAY OR HALT PLANT CONSTRUCTION AND DELAY OUR ABILITY TO GENERATE REVENUE.

We may encounter hazardous conditions at or near our facility site that may delay or prevent construction or operation of a particular facility. If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing construction or further production. The presence of a hazardous condition would likely delay or prevent construction of our planned facility and may require significant expenditure of resources to correct the condition. If we encounter any hazardous condition during construction, estimated sales and profitability may be adversely affected.

WE WILL OPERATE A SINGLE PLANT. ANY OPERATIONAL DISRUPTION AT THAT PLANT COULD RESULT IN A REDUCTION OF OUR SALES VOLUME, AND COULD CAUSE US TO INCUR SUBSTANTIAL LOSSES.

Our current plans call for us to operate a single plant. If our operations at that plant experience a significant interruption due to a major accident or damage by severe weather or other natural disasters, our ability to generate revenues could be adversely impacted. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

CHANGES IN ENVIRONMENTAL REGULATIONS OR OUR VIOLATION OF THOSE REGULATIONS COULD BE EXPENSIVE AND HINDER OUR ABILITY TO OPERATE PROFITABLY.

We will be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to construct and operate our plant. If for any reason, any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. Additionally, any changes in environmental laws and regulations could require us to invest or spend considerable additional resources beyond our current estimates and budget in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce profits.

OUR FINANCIAL PERFORMANCE WILL BE DEPENDENT ON PRICES FOR RAPESEED OIL, METHANOL AND OTHER CHEMICAL INPUTS WHICH ARE SUBJECT TO AND DETERMINED BY MARKET FORCES OUTSIDE OUR CONTROL. AN INCREASE IN THE PRICES FOR THESE INPUT COMMODITIES WILL MATERIALLY AFFECT OUR ABILITY TO OPERATE AT A PROFIT.

Our results of operations and financial condition will be significantly affected by the cost and supply of rapeseed oil and other alternative feedstocks. Rapeseed oil is expected to constitute our single largest expense. The price of rapeseed oil or other feedstocks is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions, the output and proximity of rapeseed crush facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of rapeseed oil is difficult to predict. Any event that tends to negatively affect the supply of rapeseed oil, such as adverse weather or crop disease, could increase rapeseed oil prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in sourcing rapeseed oil on economical terms due to supply shortages. Such a shortage could require us to suspend operations until rapeseed oil is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for rapeseed oil at a facility could increase if an additional biodiesel production facility is built in the same general vicinity.

The availability and price of rapeseed oil will significantly influence our financial performance. We may purchase rapeseed oil in the cash market and hedge rapeseed oil price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high rapeseed oil prices. Hedging activities themselves can result in costs because price movements in rapeseed oil contracts are highly volatile and are influenced by many factors that are beyond our control.

Price increases in production material supplies or a lack of supply of such inputs could increase production costs, reduce profit margins and negatively affect cash flow. This is especially true if market conditions do not allow us to pass through increased rapeseed oil costs to our customers. There is no assurance that we will be able to pass through higher rapeseed oil prices to our customers. If a period of high rapeseed oil prices or other inputs were to be sustained for some time, such pricing may reduce our ability to operate and generate revenues. In certain instances, we could decide to limit or even cease production of biodiesel for a period of time.

DECLINES IN THE PRICES OF BIODIESEL WILL HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL PERFORMANCE.

Our revenues will be greatly affected by the price at which we can sell our biodiesel. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. European biodiesel prices generally parallel the movement of petroleum oil prices. Oil prices are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and other myriad factors. Even the slightest rumor of political instability can significantly affect the price of oil.

Any lowering of diesel prices will likely also lead to lower prices for biodiesel, which may decrease our biodiesel sales and reduce revenues. The wholesale price of petroleum diesel has recently declined to approximately $2.10 per gallon in Europe, down from a recent high of approximately $2.35 per gallon in August 2006. This led to a similar decline in the price of biodiesel over that period. There can be no assurance as to the price of biodiesel in the future. Any downward changes in the price of biodiesel may result in lower revenue which could substantially affect our income.

COMPETITION FROM THE ADVANCEMENT OF ALTERNATIVE FUELS MAY LESSEN THE DEMAND FOR BIODIESEL AND NEGATIVELY IMPACT OUR PROFITABILITY.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact our profitability.

CHANGES AND ADVANCES IN BIODIESEL PRODUCTION TECHNOLOGY COULD REQUIRE US TO INCUR COSTS TO UPDATE OUR BIODIESEL PLANT OR COULD OTHERWISE HINDER OUR ABILITY TO COMPETE IN THE BIODIESEL INDUSTRY OR OPERATE PROFITABLY.

Advances and changes in biodiesel production technology may make the biodiesel production technology to be installed in our proposed plant less desirable or obsolete. These advances may also allow competitors to produce biodiesel at a lower cost than us. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could end up being less efficient than our competitors, which could cause us to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

CHANGES IN SPECIFICATION STANDARDS FOR BIODIESEL FUEL MAY INCREASE PRODUCTION COSTS OR REQUIRE ADDITIONAL CAPITAL EXPENDITURES TO UPGRADE AND/OR MODIFY OUR BIODIESEL FACILITY TO MEET THEM. SUCH UPGRADES AND/OR MODIFICATIONS MAY ENTAIL DELAYS IN OR STOPPAGES OF PRODUCTION.

The European Committee for Standardization (CEN) is the recognized standard-setting body for fuels and additives in the European Union. CEN’s specification for pure biodiesel, EN14214, is emerging as the preferred standard for European consumption. CEN and other standard setting bodies have altered their specifications in the past, and are expected to continue to modify the specification in the future as the use of and experience with biodiesel expands. There is no guarantee that our production facility will be able to produce compliant biodiesel fuel in the event of changes to the specification. We may need to invest significant capital resources to upgrade or modify our biodiesel facility, which might cause delays in or stoppages of production and the resultant loss of revenues, or which might not be economically feasible at all. Any modifications to the production facility or to the biodiesel specification may entail increased production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance.

AS BIODIESEL PRODUCTION COMES TO GROW, BIODIESEL PRICES MAY DECLINE, WHICH COULD SIGNIFICANTLY REDUCE OUR REVENUE RESULTS.

The number of biodiesel plants being developed and constructed in Europe is increasing at a rapid pace. The European Union directive for 5.75% biodiesel usage by 2010 will further increase the number of domestic biodiesel production facilities. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Declining biodiesel prices will result in lower revenues and may reduce or eliminate profits.

AS THE PRODUCTION OF BIODIESEL INCREASES THERE MAY NOT BE AN ADEQUATE SUPPLY OF RAILROAD CARS OR TRUCKS TO DISTRIBUTE THE BIODIESEL FUEL PRODUCED BY US.

There may not be an adequate supply of rail cars or trucks in Serbia specifically or in Europe generally to distribute the fuel which our current plan anticipates that we will be producing once our plant is developed. If the volume of biodiesel shipments continues to increase, there may be weaknesses in infrastructure such that our biodiesel cannot reach its target markets. Rail and trucking infrastructure may be inadequate to meet the expanding volume of biodiesel shipments, which could prevent us from shipping our biodiesel to our target markets. We will be shipping FOB Plant utilizing highways, waterways (Danube, Sava Rivers) and rail lines. If we are unable to transport our products, we may have to slow or halt production which would result in a decrease of our profitability.

ANY DELAY OR UNANTICIPATED COST IN PROVIDING TRANSPORTATION INFRASTRUCTURE TO THE PLANT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE THE PLANT AND REDUCE THE VALUE OF YOUR INVESTMENT.

We expect that transportation infrastructure must be constructed for our plant. Increased costs for transportation access or a delay in obtaining transportation access could significantly impact our ability to operate the plant. As a result, the value of your investment could decline.

WE WILL DEPEND ON THIRD PARTIES TO TRANSPORT OUR BIODIESEL, WHICH THIRD PARTIES MAY NOT BE LOCATED BY US, OR IF LOCATED, WHOSE FAILURE TO PERFORM COULD FORCE US TO ABANDON BUSINESS, HINDER OUR ABILITY TO OPERATE PROFITABLY OR DECREASE THE VALUE OF YOUR INVESTMENT.

We will have to secure contracts with third parties to market and transport our biodiesel. However, we have not entered into any agreements as of the date of this Prospectus. If we cannot secure these contracts or if companies with which we secure contracts do not perform their obligations as agreed, our operations and financial performance may be harmed. Our reliance on one or a limited number of marketers may place us at a competitive disadvantage.

CONCERNS ABOUT FUEL QUALITY MAY IMPACT OUR ABILITY TO SUCCESSFULLY MARKET OUR BIODIESEL.

Industry standards impose quality specifications for biodiesel fuel. Actual or perceived problems with quality control in the industry may lead to a lack of consumer confidence in the product and hinder our ability to successfully market our biodiesel. Quality control issues could result in a decrease in demand for our product, which could lower the value of your investment.

AUTOMOBILE MANUFACTURERS AND OTHER INDUSTRY GROUPS HAVE EXPRESSED RESERVATIONS REGARDING THE USE OF BIODIESEL, WHICH COULD NEGATIVELY IMPACT OUR ABILITY TO MARKET OUR BIODIESEL.

Because it is a relatively new product, research regarding the use of biodiesel in automobiles and its effect on the environment is ongoing. Some industry groups and standards, including the World-Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on rubber components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.

OUR ABILITY TO SUCCESSFULLY OPERATE IS DEPENDENT ON THE AVAILABILITY OF ELECTRICITY AT ANTICIPATED PRICES.

Adequate electricity is critical to biodiesel plant operations. We have not, however, selected a location for our plants or entered into any definitive agreements to obtain electricity resources and we may have to pay more than we expect to access efficient energy resources. As a result, our ability to make a profit may decline.

OUR ABILITY TO SUCCESSFULLY OPERATE IS DEPENDENT ON THE AVAILABILITY OF AN ADEQUATE AND RELIABLE SOURCE OF WATER AT ANTICIPATED PRICES.

Adequate water supply is critical to biodiesel plant operations. We have not, however, selected a location for our plant or entered into any definitive agreements to obtain water and we may have to pay more than we expect to access efficient water resources. Water supply and water quality are important requirements to operate a biodiesel plant. If we are unable to obtain a sufficient supply of water to sustain the biodiesel plant in the future, our ability to make a profit may decline.

OUR ABILITY TO SUCCESSFULLY OPERATE IS DEPENDENT UPON THE AVAILABILITY OF NATURAL GAS AT ANTICIPATED PRICES.

We will require a significant supply of natural gas to produce biodiesel. We have not yet negotiated, reviewed or executed any agreement with a power company to provide natural gas to our future site. The inability to obtain a reliable supply of the necessary natural gas may negatively effect our operations, cash flows and financial performance.

BECAUSE INSIDERS CONTROL OUR ACTIVITIES, THEY MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO THEM AND NOT TO OUTSIDE SHAREHOLDERS, WHICH COULD CAUSE US NOT TO TAKE ACTIONS THAT OUTSIDE INVESTORS MIGHT VIEW FAVORABLE.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 96.73% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

THE MANAGEMENT DECISIONS FOR OUR COMPANY ARE MADE BY OUR PRESIDENT, MR. LES HAMMOND IN CONJUNCTION WITH MIODRAG ANDRIC, OUR CHAIRMAN; IF WE LOSE THEIR SERVICES, OUR OPERATIONS MAY BE IMPACTED NEGATIVELY.

The success of our business is dependent upon the expertise of Mr. Les Hammond, our President, and Mr. Miodrag Andric, our Chairman. Because each of Messrs. Hammond and Andric are essential to our operations, you must rely on their management decisions. We have not obtained any key person life insurance relating to either of them nor do either of them have employment agreements with us. If we lose their services, we may not be able to hire and retain another Chairman or President with comparable experience. As a result, the loss of the services of Messrs. Hammond or Andric services could negatively impact our performance.

OUR MANAGEMENT TEAM IS NOT FULL TIME AND WILL NOT DEVOTE SUBSTANTIALLY ALL OF THEIR TIME TO THE COMPANY UNTIL WE ARE FULLY OPERATIONAL.

Our management team is involved in other business ventures separate from their activities on behalf of us. Neither member of the management team plans to devote his full time to our business until such time as we become fully operational. As a result, there is a substantial risk that we will not be successful in our endeavors.

Risks Related to Our Common Stock

DUE TO THE LACK OF A TRADING MARKET FOR OUR SECURITIES, OUR SHARES ARE CURRENTLY NOT LIQUID, AND YOU MAY HAVE DIFFICULTY SELLING ANY SHARES YOU PURCHASE IN THIS OFFERING.

We are not registered on any public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the effectiveness of our Registration Statement and apply to have the shares quoted on the OTC Bulletin Board. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. Although the OTC Bulletin Board does not have any listing requirements per se, to be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their filings with the SEC. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTC Bulletin Board that become delinquent in their required filings will be removed following a 30- or 60-day grace period if they do not make their required filing during that time. As of the date of this filing, we have engaged in discussions with Spartan Securities Group LLC concerning the filing of Form 211 with the NASD to qualify our securities for quotation on the OTC Bulletin Board. We cannot guarantee that this application will be accepted or approved and our stock listed and quoted for sale or that a future trading market for our securities may not develop. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment. Restrictions on the sale of our stock as a penny stock may limit your ability to resell or a prospective purchaser to purchase any shares you acquire in this offering.

IF OUR SHARES ARE QUOTED ON THE OTC BULLETIN BOARD, OUR SHARES WILL LIKELY BE CLASSIFIED AS “PENNY STOCKS” AS THAT TERM IS GENERALLY DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934 TO MEAN EQUITY SECURITIES WITH A PRICE OF LESS THAN $5.00. OUR SHARES THUS WILL BE SUBJECT TO RULES THAT IMPOSE SALES PRACTICE AND DISCLOSURE REQUIREMENTS ON BROKER-DEALERS WHO ENGAGE IN CERTAIN TRANSACTIONS INVOLVING A PENNY STOCK.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually, or $400,340 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

SALES OF OUR COMMON STOCK UNDER RULE 144 COULD REDUCE THE PRICE OF OUR STOCK.

There are 9,700,000 shares of our common stock held by affiliates which Rule 144 of the Securities Act of 1933 defines as restricted securities.

1,013,000 of our shares held by non-affiliates are currently eligible for resale; however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

BECAUSE WE DO NOT HAVE AN AUDIT OR COMPENSATION COMMITTEE, SHAREHOLDERS WILL HAVE TO RELY ON THE ENTIRE BOARD OF DIRECTORS, ALL OF WHOM ARE NOT INDEPENDENT, TO PERFORM THESE FUNCTIONS.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the Board of Directors as a whole. All members of our Board of Directors are not independent directors. Thus, there is a potential conflict in that board members who serve as management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer and sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

SELLING STOCKHOLDERS

The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling stockholders and as adjusted to give effect to the sale of the shares offered in this prospectus. The selling stockholders acquired their shares through a private placement, conducted pursuant to Section 4(2) of the Securities Act of 1933, which closed on November 1, 2006. We will not receive any proceeds from the sale of the securities by the selling stockholders. No selling stockholders are broker-dealers or affiliates of broker-dealers. To the extent that any successor(s) to the named selling stockholders wish to sell under this prospectus, we must file a prospectus supplement identifying such successors as selling stockholders.

Selling Stockholder(1)	Shares to Be Offered by the Selling Stockholders	Percentage Owned before Offering	Amount Owned after the Offering, Assuming All Shares Sold(1)	Percentage Owned after the Offering, Assuming All Shares Sold(1)
Minh Binh Tinh	663,000	6.19%	0	0%
Paul Hooper	10,000	*	0	0%
Peter Graham(2)	10,000	*	0	0%
Ted Nielly	10,000	*	0	0%
Harry Zroback	10,000	*	0	0%
CRJ Group	10,000	*	0	0%
Dejan Lazarevic	10,000	*	0	0%
Birgit Mittmann	10,000	*	0	0%
Srdjan Babic	10,000	*	0	0%
Filip Ercic	10,000	*	0	0%
Giorgia Andric(3)	10,000	*	0	0%
Ljubica Pjevic(4)	10,000	*	0	0%
Milena Andric(5)	10,000	*	0	0%
Zlata Lazarevic	10,000	*	0	0%
Vesna Sarovic	10,000	*	0	0%
Tanja Pavic	10,000	*	0	0%
Tomislav Filipovic	10,000	*	0	0%
Ivan Aleksic	10,000	*	0	0%
David Charters	10,000	*	0	0%
David Hammond(6)	10,000	*	0	0%
Adrienne Hammond(7)	10,000	*	0	0%
Celina Milman(8)	10,000	*	0	0%
Tristan Appleby(9)	10,000	*	0	0%
Tremayne Appleby(10)	10,000	*	0	0%
John Hembry	10,000	*	0	0%
William Hammond(11)	10,000	*	0	0%
Susan Bellefontaine(12)	10,000	*	0	0%
Gladys Hammond(13)	10,000	*	0	0%
Anne Kelly	10,000	*	0	0%

Selling Stockholder(1)	Shares to Be Offered by the Selling Stockholders	Percentage Owned before Offering	Amount Owned after the Offering, Assuming All Shares Sold(1)	Percentage Owned after the Offering, Assuming All Shares Sold(1)
Ted Theobald	10,000	*	0	0%
Dave Worrall	10,000	*	0	0%
Joe Atencio	10,000	*	0	0%
Bruce Lauzon	10,000	*	0	0%
Markus Seywerd	10,000	*	0	0%
Virginia Reed	10,000	*	0	0%
Peter Fentiman	10,000	*	0	0%
TOTAL	1,013,000	9.45%	0	0%

*	represents less than 1%
(1)
Except as otherwise indicated, no selling stockholder has had within the past three years any position, office, or other material relationship with us or any of our predecessors or affiliates. All shares owned by each selling stockholder are being registered and, if sold, no selling stockholder will own any of our stock after this offering.

(2)	Peter Graham is Paul Leslie Hammond’s cousin. Paul Leslie Hammond is our President and Director.
(3)	Giorgia Andric is Miodrag Andric’s wife. Miodrag Andric is the Chairman of our Board of Directors.
(4)	Ljubica Pjevic is Miodrag Andric’s grandmother.
(5)	Milena Andric is Miodrag Andric’s mother.
(6)	David Hammond is Paul Leslie Hammond’s son.
(7)	Adrienne Hammond is Paul Leslie Hammond’s daughter.
(8)	Celina Milman is Paul Leslie Hammond’s wife.
(9)	Tristan Appleby is Paul Leslie Hammond’s step-son.
(10)	Tremayne Appleby is Paul Leslie Hammond’s step-son.
(11)	William Hammond is Paul Leslie Hammond’s brother.
(12)	Susan Bellefontaine is Paul Leslie Hammond’s sister.
(13)	Gladys Hammond is Paul Leslie Hammond’s mother.

PLAN OF DISTRIBUTION

Our common stock is not currently quoted on any market. No market may ever develop for our common stock, or if a market develops, it may not be sustained in the future. Accordingly, our shares should be considered totally illiquid.

Selling stockholders are offering up to 1,013,000 shares of common stock. The selling stockholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling stockholders. We will pay all expenses of registering the securities.

Our shares of common stock offered hereby by the selling stockholders may be sold from time-to-time by such selling stockholders or by pledgees, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed “selling stockholders” for the purposes of this prospectus. Our shares of common stock may be sold:

•	on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

•	in privately negotiated transactions.

Our shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling stockholders and purchasers. In addition, the selling stockholder may, from time to time, sell the common stock short, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale. Transactions involving brokers or dealers may include, without limitation, the following:

•	ordinary brokerage transactions,

•	transactions in which the broker or dealer solicits purchasers,

•	block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account.

In effecting sales, brokers and dealers engaged by the selling stockholders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker-dealer or agent that participates with the selling stockholders in the sale of the shares by them may, be deemed an “underwriter” within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker dealer or agent regarding the sale of the notes and the underlying common stock by selling stockholders. Selling stockholders may not sell any or all of the notes and underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling stockholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in the transaction, or both.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. None of our selling stockholders has agreed not to sell more than a certain number of shares during any single period of time, whether or not based upon the occurrence of any term or fulfillment of any condition.

The selling stockholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling stockholders may be deemed to be engaged in distribution of common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1933

We are relying upon Rule 3a4-1 of the Securities Act of 1933, as amended, to deem such persons not associated with us as brokers. None of such persons are registered broker-dealers or affiliates of broker-dealers, and in the event and to the extent that members of our management sell shares, no commissions or other remuneration based either directly or indirectly on transaction in securities will be paid to such persons. In addition, such persons conduct their selling activity in accordance with paragraph (a)(4)(ii) of Rule 3a4-1, in that each person primarily performs substantial duties for the issuer other than in connection with transactions in securities, each person is not a broker or dealer or affiliated with a broker or dealer in the last twelve months and each person does not participate in selling an offering of securities more than once every twelve months other than as permitted under Rule 3a4-1.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending, nor to our knowledge threatened, legal proceedings against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Name	Age	Position
Paul Leslie Hammond	61	President and Director
Miodrag Andric	39	Chairman of the Board of Directors

Paul Leslie Hammond, has served as our President and Director since our inception in February 2007. Since March 1985, Mr. Hammond has been president of Hammond Management Corporation, which provides management and financial consulting services. From June 1992 to March 1998 he served as President of West Shore Ventures Limited, which provided investment banking services to multiple clients. Mr. Hammond holds a license as Chartered Accountant (1974) and is a member of both the Institute of Chartered Accountants of British Columbia and the Canadian Institute of Chartered Accountants. In July 1968, he received a Bachelor of Arts from Simon Fraser University with a double major in Economics and Commerce.

Miodrag Andric, has served as our Chairman since our inception in February 2007. From June 2005 to February 2007, Mr. Andric served as President of Scientific Biofuel Solutions, Ltd., which was engaged in assessing the feasibility of establishing a biodiesel production facility in Canada on behalf of European interests. From August 1998 to June 1999, he was an executive of West Shore Ventures Ltd., which was engaged in international mining and opportunistic investments. From July 1999 to June 2005, Mr. Andric served as the President of Ski4U.net, which was engaged in the business of arranging international ski tours to Italy. He is a graduate of the University of Sport Beograd and currently resides in Vancouver, Canada.

There are no family relationships among our officers, directors and significant employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our capital stock as of the date hereof by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, (ii) each of our directors, (iii) each of the executive officers and (iv) all our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.

Our total authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. As of the date of this Prospectus, there were 10,713,000 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to our stockholders. As of the date of this Prospectus, there were no shares of preferred stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)		Percentage of Common Shares Beneficially Owned
Paul Leslie Hammond	4,870,000	(3)	45.46%
Miodrag Andric	4,890,000	(4)	46.49%
Scientific Biofuel Solutions Ltd.(5)	4,880,000		45.55%
Hammond Management Corporation(6)	4,820,000		44.99%
Minh Binh Tinh	663,000		6.19%
All directors and officers as a group (2 persons)	9,760,000		91.10%
(1)	Unless otherwise indicated, the address of each person listed below is c/o Pax Biofuels, Inc.
(2)
Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3)
Consists of 4,820,000 shares owned by Hammond Management Corporation, a company controlled by Mr. Hammond; 10,000 shares owned by Mr. Hammond’s son, David Hammond; 10,000 shares owned by Mr. Hammond’s daughter, Adrienne Hammond; 10,000 shares owned by Mr. Hammond’s wife, Celina Milman; 10,000 shares owned by Mr. Hammond’s step-son Tristan Appleby; and 10,000 shares owned by Mr. Hammond’s step-son Tremayne Appleby.

(4)	Consists of 4,820,000 shares owned by Scientific Biofuel Solutions Ltd., a company controlled by our Chairman, Mr. Andric; and 10,000 shares owned by Mr. Andric’s wife, Giorgia Andric.
(5)	Scientific Biofuel Solutions Ltd., is a company controlled by our Chairman, Mr. Andric, who is the beneficial owner of these securities.
(6)	Hammond Management Corporation, is a company controlled by our President, Mr. Hammond, who is the beneficial owner of these securities.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $.001 par value. As of the date of this registration statement, there were 10,713,000 shares of common stock issued and outstanding held by 38 stockholders of record. We are not currently authorized to issue any preferred stock.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Pax Biofuels, Inc. was incorporated in Delaware on February 5, 2007.

Please see “Certain Relationships and Related Transactions” for a description of our related party transactions.

Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

Our determination of independence of directors is made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers, even though such definitions do not currently apply to us because we are not listed on NASDAQ. Our current directors, Messrs. Hammond and Andric are our President and employee, respectively, and are therefore not “independent” under this rule.

DESCRIPTION OF BUSINESS

We are a development-stage company with no prior operating history. We intend to be in the business of producing and distributing biodiesel fuel. We intend to construct and operate a 30,000 metric ton per year biodiesel processing plant to be fed with a rapeseed oil crushing plant which we also intend to construct and operate. Our plant will be located in Serbia, formerly part of Yugoslavia. We do not expect to generate any revenue until we begin operating the proposed biodiesel plant.

Our primary source of revenue will be the sale of biodiesel. We intend to produce biodiesel that meets or exceeds the European EN 14214 specification, and sell fuel primarily to wholesalers. The EN 14214 is an international standard that describes the minimum requirements for biodiesel that has been produced from rapeseed, soya, jatropha or other virgin biomass, UCO (used-cooking oil), MSW (municipal solid waste) or from any viable fuel stock. The product at 100% purity is denoted B100 and when blended with mineral diesel at 5% is denoted B5, and blended at 30% is denoted B30. The European Standard was approved by CEN (European Committee for Standardization) on February 14, 2003. The standard came to effect at various different dates for different countries. Our sales will be dependent on the volume and price of the biodiesel fuel we sell. The selling prices we realize for our biodiesel will be closely linked to market prices of petroleum-based diesel fuel, the supply and demand for biodiesel, as well as the tax incentives offered by governments of Serbia and other European countries for the production and blending of alternative fuels.

Our gross margin is driven by the cost of feedstock (primarily rapeseed oil) and other chemical inputs used in our production of biodiesel fuel. We eventually intend to grow our own feedstock but will initially purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. Our profit margins and financial condition are significantly affected by the cost and supply of rapeseed oil feedstock and other inputs in the commodity markets.

Serbia

Country and People

The Republic of Serbia, together with the Republic of Montenegro, is a constituent part of the Federal Republic of Yugoslavia. It contains two autonomous provinces: Vojvodina and Kosovo and Metohija. Belgrade is the capital city.

Position, Geography and Climate

Serbia is located in the central part of the Balkan Peninsula, on the most important route linking Europe and Asia, occupying an area of 88,361 sq. km. Serbia is in the West European time zone (one hour ahead of Greenwich mean time). Its climate is temperate continental, with a gradual transition between the four seasons of the year.

Serbia is referred to as the crossroads of Europe. The international roads and railways passing down its river valleys make up the shortest link between Western and Central Europe, on the one side, and the Middle East, Asia and Africa, on the other hence the geopolitical importance of its territory. These roads follow the course of the valley of the river Morava, splitting in two near the city of Nis. One track follows the Southern Morava River and Vardar River valleys to Thessaloniki; the other follows the river Nisava to Sofia, Bulgaria and Istanbul, Turkey.

Serbian rivers belong to the basins of the Black, Adriatic and Aegean Seas. Three of them, the Danube, Sava and Tisa, are navigable. The longest river is the Danube, which flows for 588 of its 2.857-kilometer course through Serbia. The Danube basin has always been important for Serbia. With the commissioning of the Rhine-Main-Danube Canal in September 1992, the Black Sea and the Near and Far Eastern ports have come much nearer to Europe. Serbia is linked to the Adriatic Sea and Montenegro via Belgrade-Bar railway.

Northern Serbia is mainly flat, while its central and southern areas consist of highlands and mountains. The flatlands are mainly in Vojvodina (the Pannonian Plain and its rim: Macva, the Sava Valley, the Morava Valley, Stig and the Negotin Marches in Eastern Serbia). 55 percent of Serbia is arable land, and 27 percent is forested. Of its mountains, 15 reach heights of over 2,000 meters, the highest being Djeravica in the Prokletija range (2,656 m).

The length of Serbia’s border is 2,397 km. To the East, Serbia borders with Bulgaria; to the Northeast with Romania; to the North with Hungary; to the West with Croatia, Bosnia and Herzegovina; and to the South with Albania and Macedonia.

Agriculture

Most of the land in Serbia is privately owned. About 1,700,000 farmers hold 82 percent of the arable land. Serbia produces a marked surplus of food. Wheat, maize, oil, sugar, fruit, wine and meat are the most significant products.

The Product

Biodiesel is an alternative fuel (i.e., not derived from petroleum) that has important environmental and economic advantages over petroleum-based diesel (“petrodiesel”). It is derived from renewable agricultural-based resources, including vegetable oils, recycled grease and animal fats, and has significant environmental benefits. According to the Methanol Institute and International Fuel Quality Center, biodiesel is non-toxic and biodegradable with no emissions of sulfur and significantly lower emissions of particulate matter, carbon monoxide, and hydrocarbons than petrodiesel when burned. Biodiesel is the first and only alternative fuel to have a complete evaluation of emission results and potential health effects submitted to the U.S. Environmental Protection Agency (EPA) under the Clean Air Act Section 211(b). These programs include the most stringent emissions testing protocols ever required by

EPA for certification of fuels or fuel additives. The data gathered complete the most thorough inventory of the environmental and human health effects attributes that current technology will allow. EPA has surveyed the large body of biodiesel emissions studies and averaged the Health Effects testing results with other major studies. To view EPA’s report titled “A Comprehensive Analysis of Biodiesel Impacts on Exhaust Emissions” visit: www.epa.gov/otaq/models/analysis/biodsl/p02001.pdf.

Biodiesel can be blended with petrodiesel, or it can be used entirely on its own (known as B100 fuel, or 100% biodiesel) in diesel engines without major modifications. The diesel engine was originally developed in 1892 by Rudolph Diesel specifically to be run on vegetable oils (his prototypes used peanut oil), and to be more efficient than gasoline engines. The most common blends are between 2% to 20% biodiesel (B2 to B20). According to the National Biodiesel Board, most major engine companies have stated formally that the use of blends up to B20 will not void their parts and workmanship warranties.

Biodiesel Production

Biodiesel production was first perfected in Germany in 1991. Since then, several countries have been involved in making improvements in the process. Most recently, Japan has developed a process to lower nitrogen emissions, the one persistent environmental problem remaining with use of biodiesel fuels.

Biodiesel is made through a process known as “trans-esterification,” which converts plant-based oils or animal fat into biodiesel by affecting a chemical reaction that uses the alcohol, primarily methanol, from the biomass and a catalyst such as sodium hydroxide. The resulting fuel can be used in most conventional diesel engines with a reduction in toxic emissions and in the reliance on traditional petrochemical fuel sources. Because biodiesel can be simply splash blended with petroleum-based diesel in any concentration, it can easily be used as “extender” of existing petroleum-based diesel supplies. Further, biodiesel does not require any special handling or storage facilities to maintain inventories. More importantly, 100% biodiesel specific fuels (B100) do not require any major modifications to conventional vehicle or stationary diesel engines, and offers improved lubricity for more efficient engine operation.

Two specifications currently exist that determine the market and commercial character of biodiesel production: ASTM (D6751) and CEN (EN14214). While both meet the purity requirements demanded by original equipment manufacturers and petroleum suppliers, EN14214 is emerging as the preferred standard for European consumption. With most of Europe falling in colder climates, the Cloud Point becomes an essential issue and biodiesel fuels manufactured using Canola Methyl Ester or rapeseed methyl ester are the preferred sources of biomass because they have better performance characteristics in colder climates.

Production Economics

The primary biodiesel production cost is feedstock (primarily rapeseed oil) and other chemical input costs. The European average wholesale price of biodiesel is currently approximately 700 Euro, or $965.00 dollars, per metric ton. The margin between the sales price and feedstock costs may be used to cover fixed production costs and operating expenses (including Selling, General and Administrative Expenses).

Usage Mandates

The European Union has mandated a 5.75% use of biodiesel either as a blending element (B5-B20) or as an alternative to petroleum based diesel products (B100).

The increase in crude oil prices and the policies to encourage the production and use of biofuels such as bio-diester, which is produced using rapeseed, have led to an increase in the areas under rapeseed: +31.5% relative to the 2002-2006 average, +13.6% compared with 2006, that is, an EU area exceeding 6 million hectares. Rapeseed is the fourth most important crop by area in the EU, after wheat, maize and barley. The largest producers of rapeseed, France, Germany and Poland, are estimated to have increased their areas under rapeseed by 11% (to 1.5 million hectares), 7% (to 1.5 million hectares) and 8% (to 674,000 hectares) respectively.

Plan of Operation

Pax Biofuels Inc. has developed a three-phase strategy for the development and distribution of Serbian-produced biodiesel as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Phase I: The construction of a crusher plant to convert the raw biomass (rapeseed/canola) into the stock vegetable oil used in the production of biodiesel. The construction of the necessary conversion capability would provide an immediate revenue source for farmers and would provide Serbia with an important regional export to sustain growth until the construction of a more comprehensive biodiesel production facility can be completed. Phase II: Development of a biodiesel production facility, covers the period between the beginning of plant construction through the initial biodiesel production phase. Finally, Phase III addresses the issues of distribution and covers the period from initial production through the development and stabilization of the domestic and regional distribution of Serbian produced biodiesel.

Intellectual Property

We hold no patents, trademarks or licenses that are material to our business.

Environmental Issues

Serbia is currently working toward signing a Stabilization and Association Agreement with the European Union with expectations of completing preparations for full EU membership by 2012. In connection therewith, Serbia will be adopting the laws promulgated by the European Union regarding environmental protection. The issues the Company will have to address relate to the handling of waste materials and water. Water is continually recycled and poses very minimal environmental issues. Waste material will be utilized as fuel in a small power generation plant onsite.

Competition

The biodiesel production industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

Many of our competitors in the biodiesel production industry have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Recently, The Victoria Group of Novi Sad in Serbia constructed a biodiesel plant near Belgrade. The facility is capable of producing 100,000 metric tons per year. The facility began commercially processing sunflower oil, soybean oil and rapeseed in early 2007. They are currently producing 25,000 metric tons per year. All of this production will be consumed within country and will not detract a great deal from the regional demand for processed biomass.

Employees

We have two employees: Miodrag (Mike) Andric and Paul Leslie (Les) Hammond.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under “Summary Information and Risk Factors” and elsewhere in this Prospectus.

Plan of Operations

We anticipate initially acquiring land for our plant through discussions and negotiations with local municipalities in Serbia. We anticipate this process will take two months and cost approximately $15,000.

We will then contract for land development and plant construction by raising financing through private placements and requesting proposals from contractors. We estimate this process to take two to three months after the private placements. Our estimated costs are $125,000.

We will also request proposals from equipment suppliers at this point and would anticipate placing firm orders within three months of funding.

Following the establishment of firm timelines for commencing operations at the plant we anticipate being ready to execute contracts with customers and suppliers. Management anticipates spending considerable time meeting with various farmer cooperatives to negotiating contracts for supplies of raw materials as well as re-activating contacts with buyers and commodity brokers to solicit firm orders. We anticipate our costs in this endeavor to be approximately $75,000.

As of the date of this registration statement, we have not yet commenced any of these activities and there can be no assurance that we will be able to do so on the proposed schedule or at all..

Liquidity and Capital Resources

We are a development stage company with no operating history. We have not generated any revenues. Accordingly, there is no operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern. We may not be able to generate sufficient revenues to become profitable. In addition, we may never secure the funding necessary to begin or complete construction of our biodiesel production facilities and our facilities may never commence significant operations. We have no agreements, commitments or understandings to secure this funding. If we do complete the construction of our biodiesel production facility, we may not be able to generate sufficient revenues to become profitable. We anticipate our company will experience substantial growth involving the construction and start-up of operations of the plant and the hiring of employees. This period of growth and the start-up of the plant are likely to be a significant challenge to us.

DESCRIPTION OF PROPERTY

Our executive office is currently located in the residence of Mr. Hammond, who provides the space to us at no charge.

Except as set forth in the “Business” section above, we do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon formation, we issued 5,000,000 shares to Hammond Management Corporation, a company controlled by our President Mr. Hammond, and 5,000,000 shares to Scientific Biofuel Solutions Ltd., a company controlled by our Chairman, Mr. Andric. We valued these shares at $0.001 per share or $10,000 in the aggregate, based upon par value.

At April 30, 2007, $18,021 was owed to Mr. Hammond for expenses incurred on our behalf. The amounts owed to him are unsecured, non-interest bearing and have no set terms of repayment.

During the period ended April 30, 2007, management fees of $16,664 were paid to Hammond Management Corporation, a company controlled by Mr. Hammond. Please see “Executive Compensation” for a description of Mr. Hammond’s management services.

We have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $400,340 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately two to eight weeks for the FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Holders

As of the date of this registration statement, we had 38 stockholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2007, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act as the result of filing a registration statement on Form 8-A. We will voluntarily send an annual report to stockholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Compensation Agreements

We have agreed to pay management fees to Hammond Management Corporation, a company controlled by Mr. Hammond. During the period ended April 30, 2007, management fees of $16,664 were paid to Hammond Management Corporation, or HMC. Under the Agreement, HMC provides the services of Paul Leslie Hammond, C.A. to carry out the following functions:

•	Service as the President of Pax Biofuels.

•	Service as Compliance Officer for Pax Biofuels as required.

•	Assumption of specific senior executive roles within the projects of Pax Biofuels as defined by Pax Biofuels.

•	Directing the management of the investments of Pax Biofuels.

•	Leading the negotiation and implementation of acquisitions by Pax Biofuels.

•	Provision of management, professional and technical expertise in support of the development and operation of the biodiesel project. These services are to include:

•
Defining business objectives, policies, organization  structure, staffing requirements, business strategies, short and medium term operating plans and budgets and their operating and control systems and procedures

•	Identification of new business opportunities; negotiation of acquisitions and joint venture participations; implementation of acquisitions, mergers, and/or joint ventures as required from time to time

•	Directing the promotional and marketing efforts of the project

We pay to HMC on a monthly basis a monthly retainer fee of $6,500 (Canadian) at the beginning of each and every month during the term of this Agreement. The Agreement commenced on the 7th day of February, 2007 and is effective until the 31st day of January, 2010, except under the condition whereby HMC is unable to supply the services referred to above on behalf of HMC for a continuous period of time which exceeds 30 days due to illness, accident or unavoidable circumstances beyond its control, in which event the contract may be terminated at the discretion of Pax Biofuels upon the provision of 30 days notice in writing. Upon the mutual agreement of HMC and Pax Biofuels, the Agreement between HMC and Pax Biofuels may be extended for a further period of time according to the same or appropriately amended terms and conditions. The Agreement may be terminated by either party upon 90 days written receipt of notice.

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Pax Biofuels Inc.

We have audited the accompanying balance sheet of Pax Biofuels Inc., a development stage company, as of April 30, 2007 and the statements of operations, cash flows, and stockholders’ deficit for the period from February 5, 2007 (inception) to April 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion these financial statements present fairly, in all material respects, the financial position of Pax Biofuels Inc. as of April 30, 2007 and the results of its operations and its cash flows and changes in stockholders’’ deficit for the period from February 5, 2007 (inception) to April 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DMCL”

/S/ DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
June 25, 2007

PAX BIOFUELS INC.
(A Development Stage Company)
BALANCE SHEETS

April 30, 2007
ASSETS
Current
Cash	$23
Equipment, net	1,662
$1,685

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current
Accounts payable and accrued liabilities	$534
Due to related party (Note 3)	18,021
18,555
Contingency (Note 1)
Common stock: (Note 5)
Authorized:
100,000,000 shares of common stock, $0.001 par value
Issued and outstanding:
10,663,000 shares of common stock	10,663
Subscription receivable	(53,670)
Additional paid-in capital	65,637
Deficit accumulated during the development stage	(39,500)
(16,870)
$1,685

See Accompanying Notes

PAX BIOFUELS INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

February 5, 2007 (Inception) to April 30, 2007
Expenses
Foreign exchange gain	$(372)
Management fees (Note 4)	16,664
Office and miscellaneous	268
Professional fees	980
Travel	21,960
Net loss	$39,500

Basic and diluted loss per share	$(0.00)

Weighted average shares outstanding - basic and diluted	10,126,300

See Accompanying Notes

PAX BIOFUELS INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

February 05, 2007 (Inception) to April 30, 2007
Cash flows from operating activities
Net loss	$(39,500)
Changes in no cash operating assets:
Accounts payable and accrued liabilities	534
Amounts due to related parties	18,021
Net cash used in operating activities	(20,945)

Cash flows from investing activities
Purchase of equipment	(1,662)

Cash flows from financing activities
Proceeds from issuance of common shares	22,630

Net increase in cash	23

Cash, beginning	-

Cash, ending	$23
Supplemental disclosure with respect to cash flows
Cash paid for:
Income taxes	$-
Interest	$-

See Accompanying Notes

PAX BIOFUELS INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional	Subscription	Deficit Accumulated During the Development
	Number	Amount	Paid-in Capital	Receivable	Stage	Total
Balance February 05, 2007 (Inception)	-	$-	$-		$-	$-
Common shares issued for cash on February 5, 2007 at $0.001	10,000,000	10,000	-	-	-	10,000
Common shares issued for cash on March 16, 2007 at $0.01	82,000	82	8,118	-	-	8,200
Common shares issued for cash on February 28, 2007 at $0.01	581,000	581	57,519	(53,670)	-	4,430
Net loss	-	-	-	-	(39,500)	(39,500)
Balance, April 30, 2007	10,663,000	$10,663	$65,637	$(53,670)	$(39,500)	$(16,870)

See Accompanying Notes

PAX BIOFUELS INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2007

Note 1 Nature and Continuance of Operations

Pax Biofuels Inc. (the “Company”) was incorporated in the State of Delaware on February 5, 2007. The Company is in the development stage and intends to produce biodiesel.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $39,500 as at April 30, 2007 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans from directors and or private placement of common stock.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Development Stage

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Development Stage Enterprises”, as it is devoting substantially all of its efforts to establish a new business and planned principal operations have not commenced.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

PAX BIOFUELS INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2007

Note 2 Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation,” foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at the exchange rates prevailing on the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains and losses arising on translation are included in comprehensive income, as a separate component of stockholders’ equity. Foreign currency transaction gain or losses are included in net loss.

Fair Value of Financial Instruments

The carrying value of cash and accounts payable and accrued liabilities and amounts due to related parties approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At January 31, 2007, a full deferred-tax asset valuation allowance has been provided and no deferred tax asset has been recorded.

Basic and Diluted Loss per Share

The Company computes loss per share in accordance with SFAS No. 128, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. The Company has no potential dilutive instruments and accordingly basic loss per share is equal to dilutive loss per share.

PAX BIOFUELS INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2007

Note 2 Summary of Significant Accounting Policies (continued)

Equipment

Equipment is recorded at cost. Depreciation is provided using the declining balance method at 30% per year.

The Company evaluates the recoverability of equipment whenever events or changes in circumstances indicate that carrying amount of the asset may not be recovered. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts.

Stock-based Compensation

The Company has not adopted a stock option plan and has not granted any stock options from its inception. Accordingly, no stock-based compensation has been recorded to date.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of SFAS No. 158 had no impact on the financial position or result of operations of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

PAX BIOFUELS INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2007

Note 2 Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of SAB No. 108 had no impact on the financial position or result of operations of the Company.

Note 3 Related Party Transactions

At April 30, 2007, $18,021 was owed to a director for expenses incurred on the Company’s behalf. The amounts owed to the related party are unsecured, non-interest bearing and have no set terms of repayment. During the period ended April 30, 2007, management fees were paid to a company controlled by one of the directors.

Note 4 Common Stock

As at April 30, 2007, the authorized capital was 100,000,000 common shares with a par value of $0.001.

On February 5, 2007, the Company issued 10,000,000 common shares at $0.001 per share for proceeds of $10,000. On March 16, 2007, the Company issued 82,000 common shares at $0.001 per share for proceeds of $8,200. On February 28, 2007, the Company issued 581,000 common shares at $0.01 per share for proceeds of $58,100 of which $53,670 was due to the Company at April 30, 2007.

Note 5 Income Taxes

No provision for income taxes has been provided in these financial statements due to the net loss for the period. At April 30, 2007 the Company has net operating loss carry-forwards, which expire commencing in 2027, totaling approximately $ 39,500.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had changes in or disagreements with accountants on accounting and financial disclosure. Dale Matheson Carr-Hilton Labonte, LLP has served as our accounting firm since our inception.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Articles and/or By-Laws also provide for indemnification to the fullest extent permitted under Delaware law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling stockholders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee	$3.11
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses*	$25,000.00
Miscellaneous*	$25,000.00
Total*	$75,003.11

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Upon formation, we issued 5,000,000 shares to Hammond Management Corporation, a company controlled by our President and 5,000,000 shares to Scientific Biofuel Solutions Ltd., a company controlled by our Chairman. We valued these shares at $0.001 per share or $10,000 in the aggregate, based upon par value.

From February 1 to April 30, 2007, we sold 126,300 shares of common stock to one investor at a price of $0.10 for total consideration of $12,630.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;

•	We placed restrictive legends on all certificates issued;

•	No sales were made by general solicitation or advertising;

•	The distributions were made only to investors who were accredited as defined in Regulation D or investors who qualified for solicitation under Regulation S.

In connection with the above transactions, we provided the following to all investors:

•	Access to all our books and records.

•	Access to all material contracts and documents relating to our operations.

•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

No.	Description

3.1	Articles of Incorporation of Pax Biofuels, Inc.

3.2	Bylaws of Pax Biofuels, Inc.

4.1	Form of Common Stock Certificate of Pax Biofuels, Inc.

5.1	Opinion of Gersten Savage LLP

10.1	Management Contract with Hammond Management Corporation

23.1	Consent of Dale Matheson Carr-Hilton Labonte Chartered Accountants

23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability under the Securities Act of 1933, the undersigned will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North Saanich, Province of British Columbia on September 10, 2007.

PAX BIOFUELS, INC.

By:	/s/ Paul Leslie Hammond
Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Paul Leslie Hammond Paul Leslie Hammond	Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, President and Director	September 10, 2007

/s/ Miodrag Andric Miodrag Andric	Chairman of the Board of Directors	September 10, 2007

INDEX TO EXHIBITS

No.	Description
3.1	Articles of Incorporation of Pax Biofuels, Inc.
3.2	Bylaws of Pax Biofuels, Inc.
4.1	Form of Common Stock Certificate of Pax Biofuels, Inc.
5.1	Opinion of Gersten Savage LLP
10.1	Management Contract with Hammond Management Corporation
23.1	Consent of Dale Matheson Carr-Hilton Labonte Chartered Accountants
23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)